EXHIBIT 5.1

Suite 1210 - 777 Hornby Street                  macdonald
Vancouver, BC                                   tuskey TM
V6Z 1S4 CANADA                                  CORPORATE AND SECURITIES LAWYERS
Telephone: (604) 689-1022
Facsimile: (604) 681-4760

Our File No: 1033-1

April 14, 2010

Obscene Jeans Corp.
1522 Romallo Lane,
Sarasota, FL, 34232

Dear Sirs:

RE:   COMMON STOCK OF OBSCENE JEANS CORP. REGISTERED ON FORM S-1, FILED ON
      APRIL 14, 2010
________________________________________________________________________________

We have acted as counsel to Obscene Jeans Corp. (the "Company"), a corporation incorporated under the laws of the State of Florida, in connection with the filing, on April 14, 2010, of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 3,000,000 shares of common stock for sale by the Company (the "Registered Shares").

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares shall, when sold, be legally issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Florida corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Florida law, including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.


           Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and
                       Alberta and the State of New York.

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                                                tuskey TM
                                                CORPORATE AND SECURITIES LAWYERS

Obscene Jeans
April 14, 2010


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

                                        Yours truly,

                                        W.L. MACDONALD LAW CORPORATION

                                        Ss "W.L. MACDONALD LAW CORPORATION"


             1210 - 777 Hornby Street, Vancouver, BC V6Z 1S4 Canada
                     Tel: (604) 689-1022 Fax: (604) 681-4760
  Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.